UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)*

                           Medic Computer Systems, Inc.

________________________________________________________________________________
                                (Name of Issuer)


                                  Common Stock
________________________________________________________________________________
                         (Title of Class of Securities)

                                    584472102

________________________________________________________________________________
                                 (CUSIP Number)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP Number 584472104
Page 2 of 4

________________________________________________________________________________
1. Name of Reporting Person
   S.S. or I.R.S. Identification No. of Above Person

          John P. McConnell
________________________________________________________________________________
2. Check the Appropriate Box if a Member of a Group
      (See Instructions)

          Not Applicable
________________________________________________________________________________
3. SEC Use Only

________________________________________________________________________________
4. Citizenship or Place of Organization

          United States

________________________________________________________________________________

                              5. Sole Voting Power
     Number of                      1,745,911
     Shares                   __________________________________________________
  Beneficially                6. Shared Voting Power
     Owned By                           0
      Each                    __________________________________________________
   Reporting                  7. Sole Dispositive Power
     Person
      With                          1,745,911
                              __________________________________________________
                              8. Shared Dispositive Power
                                        0
________________________________________________________________________________
9. Aggregate Amount Beneficially Owned by Each
      Reporting Person

          1,745,911
________________________________________________________________________________
10. Check if the Aggregate Amount in Row (9) Excludes
       Certain Shares (See Instructions)

          Not Applicable
________________________________________________________________________________
11. Percent of Class Represented by Amount in Row (9)

          7.2
________________________________________________________________________________
12. Type of Reporting Person (See Instructions)

          IN

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Page 3 of 4

Item 1.  Issuer

         (a) Medic Computer Systems, Inc.
         (b) 8601 Six Forks Road, Suite 300
             Raleigh, North Carolina 27615

Item 2.  Person Filing
         (a) John P. McConnell
         (b) Medic Computer Systems, Inc.
             8601 Six Forks Road, Suite 300
             Raleigh, North Carolina 27615
         (c) See Row (4) on Page 2
         (d) See Cover Page
         (e) See Cover Page

Item 3.  Filing Pursuant to Rules 13d-1(b) or 13d-2(b)
             Not Applicable

Item 4.  Ownership
         (a) See Row (9) on Page 2
         (b) See Row (11) on Page 2
         (c) The Reporting Person retains sole voting and dispositive power of all shares.

Item 5.  Ownership of Five Percent or Less of a Class
             Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person
             Not Applicable

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on By the
         Parent Holding Company
             Not Applicable

Item 8.  Identification and Classification of Members of the
         Group
             Not Applicable

Item 9.  Notice of Dissolution of Group
             Not Applicable

Item 10. Certification
             Not Applicable

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Page 4 of 4

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 1997
Date

/s/ John P. McConnell
Signature

John P. McConnell
Name/Title

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